Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Green Plains Renewable Energy, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑163203 and 333-167292) on Form S-3, and registration statements (File Nos. 333-143147, 333-154280, 333-159049, 333-174219 and 333-193827) on Form S-8 of Green Plains Renewable Energy, Inc. and subsidiaries (the Company) of our reports dated February 10, 2014, with respect to the consolidated balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the Annual Report on Form 10-K of Green Plains Renewable Energy, Inc. for the year ended December 31, 2013.

Our report dated February 10, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013 contains an explanatory paragraph that states the Company acquired certain assets from Ethanol Holding Company, LLC (collectively referred to as the Ethanol Plants), on November 22, 2013 and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, the Ethanol Plants’ internal control over financial reporting associated with the Ethanol Plants which represent approximately 1% of the Company’s consolidated revenues for the year ended December 31, 2013 and approximately 9% of the Company’s consolidated total assets as of December 31, 2013.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the Ethanol Plants.

/s/ KPMG LLP

Omaha, Nebraska
February 10, 2014